NEWS RELEASE

FOR IMMEDIATE RELEASE

January 26, 2010

CAPITOL FEDERAL FINANCIAL ANNOUNCES

STOCK REPURCHASE PLAN

Topeka, KS - Capitol Federal Financial (NASDAQ: CFFN) announced today that its Board of Directors has approved a new stock repurchase program. Under the plan, the Company intends to repurchase up to 250,000 shares from time to time, depending on market conditions, at prevailing market prices in open-market and other transactions. The shares would be held as treasury stock for general corporate use. The previous plan was completed on January 20, 2010.

The authorized share repurchases represent approximately 1% of Capitol Federal Financial’s shares eligible to receive dividends as of December 31, 2009.

Capitol Federal Financial is the holding company for Capitol Federal Savings Bank which operates 44 branch offices in Kansas.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of Capitol Federal Savings Bank, which could affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in the Company's SEC reports.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the Company's judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:
Jim Wempe	Kent Townsend
Vice President, Investor Relations	Executive Vice President, Chief Financial Officer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com